Kodiak Energy, Inc. Provides Additional Information

Los Angeles, CA --(MARKET WIRE)--Dec 30, 2008  Kodiak Energy, Inc. (CDNX:KDK.V - News) (OTC BB:KDKN.OB - News) CEO Bill Tighe said in an interview that Kodiak Energy is well-positioned for profitable growth even at current energy prices.

Kodiak Energy has diversified projects on almost 700,000 gross acres for development and exploration in multiple jurisdictions and work environments.  The interview is based on
http://www.gaskinsco.com/linkto-kdkn-dec.shtml
and is available at
http://www.investorcalendar.com/IC/ClientPage.asp?ID=139250&CID=

About Kodiak
http://www.kodiakpetroleum.com
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, south-eastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, in north-eastern British Columbia Canada and in north-eastern New Mexico.

The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions at www.sec.gov or at www.sedar.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

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http://gaskinsco.com/linkto-analysts-corner.htm
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Disclaimer
IPOdesktop (ID) SAFE HARBOR STATEMENT: Statements contained in this interview including those pertaining to estimates and related plans, potential mergers and acquisitions, estimates, growth, establishing new markets, expansion into new markets and related plans other than statements of historical fact, are forward-looking statements subject to a number of uncertainties that could cause actual results to differ materially from statements made.
…more safe harbor & disclaimer http://gaskinsco.com/report-disclaimer-b.htm

Contacts:
     Kodiak Energy, Inc.
     William Tighe
     President and Chief Executive Officer
     (403) 262-8044
     Email: info@kodiakpetroleum.com
     Website: http://www.kodiakpetroleum.com